News Release	Koppers Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Randall D. Collins, Vice President Safety, Health & Environmental Affairs 412.227.2456 collinsrd@koppers.com
Paul Furiga WordWrite Communications 412.427.0597 paul.furiga@wordwritepr.com

Brian H. McCurrie joins Koppers Inc. as Chief Financial Officer

New CFO brings deep financial strength to leading carbon materials and chemicals producer

PITTSBURGH, Sept. 26, 2003 – Koppers Inc., a world leader in the production of carbon materials and chemicals and treated wood products for the railroad, metals and utilities industries, has hired Brian H. McCurrie as chief financial officer.

Mr. McCurrie, a Certified Public Accountant, is currently chief financial officer for Pittsburgh-based Union Switch & Signal. He will join Koppers in mid-October.

“Brian’s knowledge and experience with a growing, global business fits perfectly with our own growth and global reach,” said Walter W. Turner, president and chief executive officer of Koppers. “We look forward to Brian’s contributions to our corporate financial strategy as we continue to grow.”

“Koppers has a dynamic leadership team and I’m honored to become part of it,” Mr. McCurrie said. “I look forward not only to sharing my financial expertise but also to making significant contributions to the global success of Koppers.”

Koppers, with $730 million in 2002 sales, is celebrating its 15th anniversary this year. The company employs more than 2,200 employees around the world and has significant operations in the United States, Denmark, the United Kingdom and Australia.

During 11 years at Union Switch, Mr McCurrie was involved in the development of financial strategies for Korea, the United Kingdom and China, and participated in completing acquisitions in Canada and Australia. Before joining Union Switch, Mr. McCurrie spent a decade with the Price Waterhouse public accounting firm, providing audit and consulting services to energy, technology and manufacturing companies.

Mr. McCurrie, an Upper St. Clair, Pennsylvannia resident, is a graduate of the University of Notre Dame with a bachelor’s in business administration. He is former president of the Pittsburgh Technology Center Association and is active in local charities, including United Way of Allegheny County and Catholic Charities.

About Koppers

Koppers Inc., with corporate headquarters in Pittsburgh, is a global integrated producer of carbon compounds and treated wood products for use by the utility, construction, railroad, aluminum, chemical and steel industries. Koppers operates 38 facilities in the United States, Europe, Australia, New Zealand, Malaysia and South Africa.

###